Exhibit 99.1

We and our officers and directors may become subject to legal proceedings and regulatory review as a result of the Exchange Offer, which could harm our reputation, result in substantial expenditures and have a material and adverse effect on our business and results of operations.

On December 28, 2017, we launched an offer to exchange (the “Exchange Offer”) up to $185.0 million in aggregate principal amount of 8.000% Senior Notes due 2019 issued by us (the “Existing 8% Notes”) for (1) cash, (2) our newly issued 13.5% Senior Notes due 2026 (the “New 2026 Notes”) and (3) our newly issued 5.0% Senior Notes due 2040 (together with the New 2026 Notes,” the “New Notes”). The indenture governing the New Notes contains limitations on actions with respect to the Existing 8% Notes purchased by K. Hovnanian at Sunrise Trail III, LLC (the “Subsidiary Purchaser”) in the Exchange Offer (the “Purchased 8.0% Notes”), including that, (A) the Issuer and the guarantors of the New Notes shall not, (i) prior to June 6, 2018, redeem, cancel or otherwise retire, purchase or acquire any Purchased 8.0% Notes or (ii) make any interest payments on the Purchased 8.0% Notes prior to their stated maturity, and (B) the Issuer and the guarantors of the New Notes shall not, and shall not permit any of their subsidiaries to, (i) sell, transfer, convey, lease or otherwise dispose of any Purchased 8.0% Notes other than to any subsidiary of Hovnanian that is not the Issuer or a guarantor of the New Notes or (ii) amend, supplement or otherwise modify the Purchased 8.0% Notes or the indenture under which they were issued with respect to the Purchased 8.0% Notes, subject to certain exceptions. In addition, the indenture governing the New Notes will provide that notwithstanding the above, at all times on or after June 6, 2018 and prior to the stated maturity of the Purchased 8.0% Notes, the Subsidiary Purchaser shall continue to own and hold at least the minimum denomination thereof. We understand that the non-payment of interest on such Purchased 8.0% Notes may result in the occurrence of a “credit event” under certain credit default swap contracts entered into by third-parties, resulting in significant monetary exposure for those entities that sold such credit default swaps. Although we are not a party to any of these credit default swap contracts, we and our officers and directors may become subject to legal proceedings, and review from the Securities and Exchange Commission, Commodity Futures Trading Commission and other regulatory bodies, regarding the occurrence, or anticipated occurrence, of such “credit event.” In addition, certain third parties have threatened legal action against us if we proceed with certain refinancing transactions, which may include all or a portion of the Transactions. Such litigation exposure and regulatory review may cause harm to our reputation and adversely affect our ability to access debt and other financing markets or make doing so more costly in order to refinance our existing debt or finance our operations in the future. Litigation and governmental inquiries are inherently unpredictable. Regardless of the merits of any claims, litigation and governmental inquiries may be both time-consuming and disruptive of our business. We could incur judgments, enter into settlement of claims or incur legal and other expenditures in connection therewith that may have a material and adverse effect on our results of operations and financial position.